Exhibit 99.1

Wingstop Inc. Board of Directors Transitions to New Structure

President & CEO Charlie Morrison Appointed Chairman of the Board

Experienced Board Member Lynn Crump-Caine Named Lead Independent Director;

BET Executive Kay Madati Joins as New Independent Director

DALLAS, March 14, 2017 (GLOBE NEWSWIRE) — Wingstop Inc. (NASDAQ: WING), the award-winning wing concept with over 1,000 locations worldwide, today announced changes to its Board of Directors, including the appointment of Wingstop President and CEO Charlie Morrison to the additional role of Chairman of the Board. As part of the transition, Lynn Crump-Caine, who was appointed to the Board in January, has been named Lead Independent Director, and Kilandigalu (Kay) M. Madati, Executive Vice President and Chief Digital Officer at BET Networks, was appointed to the Board as a new independent Director.

The newly created Lead Independent Director role will be filled by Lynn Crump-Caine. Ms. Crump-Caine has considerable public company board experience from serving as a Director for G&K Services (Nasdaq: GK) and Krispy Kreme Doughnuts, Inc. In her thirty-year career with McDonald’s Corporation, Ms. Crump-Caine held multiple executive roles, most recently serving as Executive Vice President of Worldwide Operations, where she led the development of McDonald’s real estate growth strategy, global supply chain, standards, and systems for over 31,000 restaurants, worldwide.

Newly appointed independent Board Member Kay Madati is the Executive Vice President and Chief Digital Officer of BET Networks, where he is responsible for setting and leading the network’s digital, social and mobile strategy. Prior to BET, Mr. Madati worked at Facebook where he led entertainment, media and global marketing solutions. He previously served as Vice President for Audience Experience & Engagement for CNN Worldwide where he helped build the network’s digital presence and served as a change agent for how the organization functioned and interacted with its audience. Mr. Madati serves on the National Advisory Board of the W.E.B. Du Bois Institute/Hutchins Center for African & African American Research at Harvard University, and on the board of CoachArt, a non-profit organization serving families impacted by childhood chronic illness.

“Kay Madati is an accomplished digital, social, and mobile marketing professional who has driven innovation strategy at some of the leading corporations in the country,” said Morrison. “With his deep understanding of multicultural marketing and global digital and social business, he is a valuable addition to the Wingstop Board of Directors, and we are very fortunate to have him on our team.”

“I am honored to join the Wingstop Board of Directors and to contribute to such a dynamic global brand,” said Kay Madati. “Wingstop is at the forefront of restaurant digital and social innovation, and I look forward to leveraging my experience to further propel the Company’s rapid growth and success.”

The restructuring of the Board includes resignations from Neal Aronson, Steve Romaniello, and Erik Morris, each affiliated with Roark Capital. “Each of these members made valuable contributions to the Board and were instrumental in supporting Wingstop when it was majority owned by Roark Capital, through Wingstop’s successful 2015 IPO, and to its status as a fully independent public company,” said Morrison. “Wingstop would not be where it is today without the leadership and guidance that Neal, Steve and Erik provided.”

About Wingstop:

Founded in 1994 and headquartered in Dallas, Texas, Wingstop Inc. (NASDAQ:WING) operates and franchises more than 1,000 restaurants across the United States, Mexico, Singapore, the Philippines, Indonesia, and the United Arab Emirates. The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Teriyaki, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub, and Mango Habanero. Wingstop’s wings are always cooked to order, hand-sauced and tossed and served with a variety of house-made sides including fresh-cut, seasoned fries. Having grown its domestic same store sales for 13 consecutive years, the Company has been ranked #3 on the “Top 100 Fastest Growing Restaurant Chains” by Nation’s Restaurant News (2016), #7 on the “Top 40 Fast Casual Chains” by Restaurant Business (2016), and was named “Best Franchise Deal in North America” by QSR magazine (2014). Wingstop was ranked #88 on Fortune’s 100 Best Medium Workplaces list in October 2016. For more information visit www.wingstop.com or www.wingstopfranchise.com. Follow us on facebook.com/Wingstop and Twitter @Wingstop.

Forward Looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our new board structure, our anticipated expansion and positioning to deliver sustainable and profitable growth.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in our Form 10-K for the year ended December 31, 2016, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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Media Contact:

Joy Murphy, ICR

joy.murphy@icrinc.com

646.277.1242

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